Exhibit 10.3

Separation Agreement

This Separation Agreement (“Agreement”), and the Waiver and Release of Claims attached as Exhibit A (“Release”), are entered into by and between GraphOn Corporation (the “Company”) and Robert Dilworth (“Executive”) as of April 12, 2012 (the “Execution Date”).

WHEREAS, Executive has been employed as the Chief Executive Officer and has served as a member of the Board of Directors of the Company, and the parties wish to enter into this Agreement to settle any claims Executive may have against the Company and to set forth the terms of Executive’s separation and release of all claims in connection therewith, and Executive’s agreement to adhere to certain restrictive covenants, acknowledgements and assignments following the termination of his employment.

NOW, THEREFORE, the parties agree as follows:

1.
Resignations; Separation from Employment.  Executive hereby resigns, effective at the close of business Pacific Time on the Execution Date (the “Separation Date”), from his employment with the Company and any affiliates, from his position of Chief Executive Officer and member of the Board of Directors of the Company (“Board”), and from any and all other director and officer position(s), and any trusteeships or administrative or investment positions with employee benefit plans, if any, that he held or may have held with the Company or any affiliate of the Company.  The Board (on behalf of itself, the Company and its affiliates) has accepted all such resignations.  Executive represents that he is not resigning because of any disagreement between the Company and Executive on any matter relating to the Company’s operations, policies or practices.

2.
Accrued Obligations.  The Company will:  (a) pay Executive for any earned but unpaid salary through the Separation Date, and four weeks of vacation pay at Executive’s current salary rate, each as determined by the Company in a manner consistent with its customary practices and in accordance with applicable law, less any required or authorized withholding and deductions, and (b) reimburse Executive for any appropriate unreimbursed business expenses existing as of the Separation Date subject to and in accordance with Section IV below and any applicable Company policies and practices.  Executive’s rights (if any) under any applicable Company pension and welfare benefit plans shall be determined in accordance with the terms and conditions of those plans, which plans, terms and conditions the Company (and, as applicable, its affiliates) may amend, modify, suspend or terminate at any time for any or no reason in its discretion.

3.
Severance Payments.  Subject to the terms of this Agreement, and provided that Executive signs and returns this Agreement and the attached release (“Release”) to the Company within twenty-one (21) days after his receipt thereof, complies with the terms of this Agreement and the Release, and does not revoke the Release in accordance with its terms (the 8th day after the Release is executed and not revoked being hereinafter referred to as the “Release Effective Date”), the Company shall pay or provide Executive the following:

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A.
On the Release Effective Date, Executive’s outstanding stock options for Company common stock, a schedule of which is attached as Exhibit B, shall become fully vested and exercisable and shall remain exercisable by the Executive (or his beneficiary in the event of his death) until the earlier of (i) the date that is after the 30-month anniversary of the Release Effective Date, or (ii) the original expiration date of the option set forth on Exhibit B.

B.
On the Release Effective Date, Executive shall be granted options under the Company’s 2008 Equity Incentive Plan to purchase 500,000 shares of Company common stock at the price per share of the greater of (i) $0.20, or (ii) the per-share fair market value of the common stock on the Release Effective Date (the “Supplemental Options”).  The Supplemental Options will have a term of 30 months from the date of grant and will vest and become exercisable at a rate of 12.5% on the first day of each calendar quarter following the Release Effective Date, commencing with July 1, 2012; provided that the Supplemental Options shall accelerate and vest in full upon a Change in Control of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi) (applying a 50% acquisition standard) or (vii) (applying a 50% of total gross fair market value standard).  In the event of the death of Executive prior to the expiration of the term of the Supplemental Options, the Supplemental Options shall become fully vested and  Executive’s beneficiary shall be entitled to exercise such options until the original expiration date of such options at the end of their original term.

C.
Commencing on the first business day of the calendar month next beginning after the Release Effective Date and continuing for a total of 24 months (the “Separation Payment Period”), the Company shall pay the Executive (or his beneficiary in the event of his death) salary continuation payments at a monthly rate of $27,268 for the months of May 2012 through April 2013, and at a monthly rate of $13,634 for the months of May 2013 through April 2014, in each case less any required or authorized withholding or deductions, with the first monthly payment being made no earlier than the Release Effective Date. The Company may elect to make these payments using its normal payroll system and payment calendar if doing so would be administratively more convenient for the Company and would provide cash flow that is not materially less favorable to Executive compared than the payment schedule set forth above.

D.
For a period of eighteen (18) months after the Separation Date (the “First Coverage Period”), the Company shall pay same the portion of the premium costs to continue medical coverage under Sections 601-08 of the Employee Retirement Income Security Act of 1974 (“COBRA”) for Executive and his spouse under the Company group medical plan as it was paying for Executive and his spouse for coverage under such plan immediately prior to the Separation Date (the “Group Medical Plan”), on the same terms and conditions (including co-payments, deductibles and levels of coverage) as the Company provides from time to time to actively employed senior management employees and their eligible dependents, provided, however, that Executive (and his spouse as applicable) shall make such

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elections under COBRA as the Company may reasonably require to facilitate the coverage described under this Section III.D.  To the extent not paid by the Company, Executive Shall pay the balance of any premiums due for such coverage for Executive and spouse.

E.
For a period of eighteen (18) months immediately following the First Coverage Period (the “Second Coverage Period”), Executive and his spouse shall be permitted to continue their coverage under the Group Medical Plan pursuant to the provisions of Cal-COBRA, at no cost to the Company, provided that they continue during the Second Coverage Period to maintain a California residence, remain eligible for Cal-COBRA and pay the premiums that are required by the insurance company for such coverage under the Group Medical Plan.

F.
Within five business days after the Release Effective Date, the Company shall pay Executive $15,000 as reimbursement for a portion of his legal fees in connection with negotiation of this Agreement and the Release.

G.
It is understood that (i) Executive’s participation in the Key Employee Severance Plan and the Director Severance Plan approved by the Company’s Board of Directors on October 18, 2011 shall automatically terminate on the Release Effective Date, and (ii) the Indemnification Agreement between Executive and the Company, a copy of which is attached as Exhibit C, shall, in accordance with its terms, survive the execution of this Agreement and the termination of Executive’s service with the Company.

4.	Taxes; Compliance with Internal Revenue Code Section 409A.

A.
The payments and benefits provided pursuant to clause (a) of the first sentence of Section II and Section III.C above shall, subject to confirmation of the correct tax treatment from the Company’s accountants, be reduced by any and all required and authorized withholding and deductions.  With respect to other payments the Company shall, as applicable, and with advice as to the correct tax treatment from the Company’s accountants, issue Executive a Form 1099 or a Form W-2.  It is expected that, subject to the advice of the Company’s tax accountants, amounts subject to being reported on a Form W-2 shall be reduced by all required and authorized withholding and deductions.  Executive acknowledges and agrees that he is and shall be solely responsible for the payment of any and all applicable personal federal, state, local, and other taxes relating to any and all payments and benefits under this Agreement.

B.
Executive further agrees to indemnify, defend, and hold harmless the Company and the other Company Released Parties (defined in the Release) for and against any and all personal federal, state, local or other tax liability for payments under this Agreement. The Company and Executive shall be responsible for the corporate and personal tax consequences, respectively, of any prior travel and entertainment expenses as to the proper accounting and tax treatment, under SEC and/or IRS guidelines, of these expenses.

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C.
It is intended that any amounts and benefits payable under this Agreement will be exempt from or comply with Section 409A of the Code, and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Company and its affiliates shall not be responsible for any such interest and tax penalties.  The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code.

D.
Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive in accordance with Company practices following receipt of such expense reports (or invoices).  Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year.  The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

5.
Return of Property.  Executive will not remove from the Company’s premises any property of the Company and/or the other Company Released Parties, including without limitation any documents or things containing any Confidential Information, computer programs and electronic or hardcopy diskettes, files, forms, notes, records, charts, or any copies thereof (collectively, “Property”).  Also, as of the Release Effective Date, Executive shall have returned to the Company all Property, including without limitation any and all Company computer equipment, blackberries and similar devices, credit cards, office and car keys and other access cards, and electronic and hardcopy files.

6.	Confidential Information.

A.
Except as required by law or as expressly permitted under this Agreement, Executive shall not at any time prior to, on or after the Separation Date directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any “Confidential Information.”  “Confidential Information” as used in this Agreement includes all competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Company or any of its affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Executive in the course of his employment, and further includes without limitation:  computer programs; patented or unpatented inventions, discoveries and improvements; marketing, organizational, operating and business plans and processes; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of

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Company employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions, investments or divestitures; information concerning purchases of major equipment or property, files, keys, certificates, passwords and other computer information, as well as information the Company received from others under an obligation of confidentiality.  “Confidential Information” does not include information that lawfully is or becomes generally and publicly known outside of the Company and its affiliates other than through Executive’s breach of this Agreement or breach by any person of some other obligation.

B.
Nothing herein prohibits Executive from disclosing Confidential Information or the terms of this Agreement as legally required pursuant to a validly issued subpoena or order of a court or administrative agency of competent jurisdiction.  Executive shall promptly notify the Company if Executive receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.

7.
Intellectual Property.  Executive hereby acknowledges and reaffirms his continuing obligations under the Proprietary Information and Inventions Agreement between Executive and the Company, signed by Executive on August 30, 2006, a copy of which is attached hereto as Exhibit D.

8.	Nondisparagement. As additional consideration for the payments in Section III and the Release, as applicable,

A.
For five (5) years after the Separation Date, Executive shall refrain from all intentional conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any other Released Party (as defined in the Release), provided that nothing herein shall prohibit Executive from giving truthful testimony or evidence to a governmental entity or in a court of law, or if properly subpoenaed or otherwise required to do so under applicable law. Executive shall promptly notify the applicable Released Party (in care of the Company pursuant to the notice provision in Section XII below) if Executive receives a subpoena, court order or other order requiring any such disclosure, to allow the Released Party to seek protection therefrom in advance of any such legally compelled disclosure.

B.
For five (5) years after the Separation Date, the Company shall cause its senior executive officers to, and each of its directors shall, refrain from all intentional conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Executive, provided that nothing herein shall prohibit the Company or any such director or senior executive officer from giving truthful testimony or evidence to a governmental entity or in a court of law, or if properly subpoenaed or otherwise required to do so under applicable law. The

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Company shall promptly notify Executive if such person(s) receives a subpoena, court order or other order requiring any such disclosure, to allow Executive to seek protection therefrom in advance of any such legally compelled disclosure.

9.
Remedies.  Each of the Company and Executive agrees that any breach by such party of any provision of Sections II through VIII  of this Agreement will result in immediate and irreparable harm to the other party (and in the case of the Company, its affiliates) for which damages alone are an inadequate remedy and cannot readily be calculated.  Accordingly, Executive agrees that the Company and its affiliates shall, and the Company agrees that Executive shall, be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security or limiting other available remedies.

10.
Notices.  Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given:  (a) if to the Company or any other Released Party, to the Secretary of the Company at the Company’s principal office (in Santa Cruz, California or other location to which the Company’s principal office may be located from time to time); and (b) if to Executive, to Executive’s last known home address on the Company’s records.  All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by certified mail, return receipt requested, or (iv) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of facsimile transmission, upon the fourth business day after mailing by certified mail, or upon the second business day after sending by express courier service.

11.
No Admission.  Nothing in this Agreement is intended to be or shall be construed as an admission by the Company or any of the other Company Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise.  The Company and each of the other Company Released Parties expressly denies any such illegal or wrongful conduct.  The Executive hereby acknowledges that there are no disagreements between the Company and Executive relative to his resignation.

12.
Assignment; Beneficiaries.  This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of:  (a) the Company, (b) any of the other Company Released Parties, and (c) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company or any of the other Company Released Parties.  The Company shall assign its obligations under this Agreement to any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company.  Executive may not assign any of his rights or obligations under this Agreement.  If Executive dies before receiving any amounts to which Executive is entitled under this Agreement, such amounts shall be paid in accordance with the terms of this Agreement to the beneficiary designated in

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writing by Executive, or if none is so designated, to Executive’s estate.

13.
Entire Agreement; Survival.  This Agreement and the Release, including the exhibits hereto, embody the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, actual or alleged, between said parties regarding such matters.  Section I through XVII herein shall survive and continue in full force and effect in accordance with their respective terms.

14.
Governing Law; Amendment; Waiver; Headings; No Construction Against Any Drafter.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.  The parties agree that this Agreement may be modified only in writing signed by both parties (except as provided in Section XV below), and that either party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against any subsequent violations.  The headings used in this Agreement are for convenience only and are not to be used in interpreting or construing this Agreement.  The parties respectively acknowledge and agree that they are sophisticated parties, that they were each represented by legal counsel of their own choosing throughout the negotiation and drafting of this Agreement, that this Agreement is the product of their equal mutual contributions through such process, and that neither party shall be considered the drafter or primary drafter of this Agreement or shall have this Agreement construed against them as such.

15.
Modification and Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that in the event any of the prohibitions or restrictions set forth in Sections V through VIII are found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.  If any provision of this Agreement is held to be prohibited by or invalid under applicable law (notwithstanding any attempted modification or limitation pursuant to the preceding sentence), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.
Counterparts; Electronic Signatures.  This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.  For purposes of this Agreement and the Release, a facsimile or electronic file containing a signature by Executive or on behalf of the Company and/or a signature printed by a receiving facsimile machine or printer shall be deemed an original signature.

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WHEREAS, this Separation Agreement is executed this 12th day of April, 2012.

GRAPHON CORPORATION By: /s/ Steven Ledger Steven Ledger Title: Chairman of the Board	Executive /s/ Robert Dilworth Robert Dilworth

Acknowledged and agreed as to Section VIII.B (Nondisparagement) only:

/s/ Steven Ledger
Steven Ledger, Director

/s/ John Cronin
John Cronin, Director

/s/ Eldad Eilam
Eldad Eilam, Director

/s/ Gus Klein
August Klein, Director

/s/ Gordon Watson
Gordon Watson, Director

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In exchange for the consideration described in the Separation Agreement (the “Separation Agreement”) by and between GraphOn Corporation (the “Company”) and Robert Dilworth (”Executive”) (together, the “Parties”), Executive hereby agrees as follows:

1. Executive’s Release

a. Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of their respective past, present, and future officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive may now or hereafter claim to have had or to now have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or termination or resignation from, the Company, from the beginning of time to the date Executive signs this Waiver and Release of Claims (the “Executive’s Release”).

b. Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”),  the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, the California Labor Code, the California Government Code, or any other federal, state or local laws relating to employment or employment discrimination, and any claims for attorneys’ fees and costs (other than any claims arising under the Separation Agreement for attorneys’ fees expressly payable pursuant thereto); provided, however, that Executive’s Release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived by private agreement between Executive and the Company, including, but not limited to, any claim for unemployment benefits and any claims under Section 2802 of the California Labor Code; (ii) any rights to indemnification Executive may have under the Company’s Amended and Restated Certificate of Incorporation, as amended, or Second

Amended and Restated Bylaws, or the Indemnification Agreement between the Company and Executive that is referenced in and attached as an exhibit to the Separation Agreement; (iii)  any rights Executive may have under directors and officers insurance policies and rights or claims of contribution or advancement of expenses; (iv) coverage under the Company’s D&O insurance policies; (v) any vested benefits provided under the terms of any employee benefit plan applicable to Executive; (vi) any claim or cause of action to enforce any of Executive’s rights under the Separation Agreement; or (vii) any claim or cause of action based on Executive’s rights as a shareholder of the Company.

c. Except with respect to any claims excluded from Executive’s Release under paragraph 1(b)(i)-(vii) above (“Excluded Claims”), this release extends to any claims that may be brought on Executive’s behalf by any person or agency, as well as any class or representative action under which Executive may have any rights or benefits; Executive agrees not to accept any recovery or benefits under any such claim or action, and Executive assigns any such recovery or benefits to the Company.  For the purpose of implementing a full and complete release, Executive understands and agrees that, except with respect to Excluded Claims, this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties and this Agreement extinguishes those claims.  Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

d. Executive’s Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

2.	ADEA Waiver and Release

.  Executive understands and agrees that he is waiving his rights under the ADEA and thus:

a. Executive has been informed and understands and agrees that he has the period of at least twenty-one (21) calendar days after receipt of this Waiver and Release of Claims to consider whether to sign it.

b. Executive has been informed and understands and agrees that he may revoke this Waiver and Release of Claims at any time during the seven (7) calendar days after it is signed and returned to the Company, in which case none of the provisions of this Waiver and Release of Claims and the Separation Agreement will have any effect.  Executive acknowledges and agrees that if he wishes to revoke this Waiver and Release of Claims, he must do so in writing, and that such revocation must be signed by Executive and received by the Chairman of the Board of the Company no later than the seventh (7th) calendar day after Executive has signed the Waiver and Release of Claims.  Executive acknowledges and agrees that, in the event Executive revokes the Waiver and Release of Claims, he shall have no right to receive any of the consideration described in the Separation Agreement.

c. Executive agrees that prior to signing this Waiver and Release of Claims, he read and understood each and every provision of the document.

d. Executive understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Waiver and Release of Claims and the Separation Agreement and Executive hereby acknowledges that prior to signing this Waiver and Release of Claims he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of both this Waiver and Release of Claims and the Separation Agreement.

e. Executive acknowledges and agrees that he knowingly and voluntarily entered into this Waiver and Release of Claims and the Separation Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Waiver and Release of Claims or the Separation Agreement

f. Executive understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Waiver and Release of Claims.

3.	Effective Date

.  For purposes of this Waiver and Release of Claims, the “Effective Date” shall be the eighth (8th) calendar day following the date that Executive signs and returns this Waiver and Release of Claims to the Company, provided that Executive does not revoke or attempt to revoke his acceptance prior to such date.  Executive understands and agrees that, in order to receive the consideration provided under the Separation Agreement, he must execute this Waiver and Release of Claims no earlier than the Separation Date (as defined in the Separation Agreement) and no later than twenty-one (21) days following the receipt of this Waiver and Release of Claims and shall not have revoked or attempted to revoke such acceptance prior to the Effective Date.

4.	Miscellaneous

.  Executive represents and warrants that he has the full legal capacity, power and authority to execute and deliver this Waiver and Release of Claims and to perform his obligations hereunder.  This Waiver and Release of Claims is binding upon and shall inure to the benefit of the Parties hereto as well as the Company Released Parties.  For purposes of this Waiver and Release

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of Claims, a facsimile or electronic file containing Executive’s signature printed by a receiving facsimile machine or printer shall be deemed an original signature.  This Waiver and Release of Claims shall be construed under the internal laws of the State of California except to the extent governed by federal law.

Accepted and agreed as of the date set forth below:

   Robert Dilworth

Date:

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Exhibit B

GraphOn Corporation

Outstanding Options of Robert Dilworth as of April 12, 2012

Grant Date	Type	Shares Issuable Upon Exercise		Exercise Price	Expiration Date
5/5/2003	NQ	40,000		$0.18	5/5/2013
1/26/2006	NQ	125,000		$0.21	1/26/2016
1/15/2007	ISO	125,000		$0.165	1/14/2017
1/2/2009	NQ	125,000		$0.05	1/1/2019
5/2/2011	ISO	187,500	*	$0.18	5/1/2021
10/12/2011	NQ	100,000	*	$0.202	10/11/2021
10/12/2011	NQ	260,000	*	$0.202	10/11/2021
10/12/2011	NQ	40,000	*	$0.202	10/11/2021
10/12/2011	NQ	200,000	*	$0.202	10/11/2021
10/12/2011	NQ	125,000	*	$0.202	10/11/2021
2/22/2012	NQ	672,500	*	$0.23	2/21/2022
__________

* Options were not fully vested as of April 12, 2012.

Exhibit C

INDEMNIFICATION AGREEMENT (the “Agreement”) dated as of November 17, 2010, (the “Agreement Date”) by and between GRAPHON CORPORATION, a Delaware corporation (including any successors thereto, the “Company”) and ROBERT DILWORTH (“Indemnitee”).

__________________________

Competent and experienced persons are reluctant to serve or to continue to serve corporations as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or indemnification (or both) against claims and actions against them arising out of their service to, and activities on behalf of, those corporations.

The Board of Directors of the Company (the “Board”) has determined that the continuation of present trends in litigation will make it more difficult to attract and retain competent and experienced persons, that this situation is detrimental to the best interests of the Company’s stockholders, and that the Company should act to assure its directors and officers that there will be increased certainty of adequate protection in the future.

It is reasonable, prudent, and necessary for the Company to obligate itself contractually to indemnify its directors and officers to the fullest extent permitted by applicable law in order to induce them to serve or continue to serve the Company.

Indemnitee is willing to serve and continue to serve the Company on the condition that Indemnitee be indemnified to the fullest extent permitted by law.

Concurrently with the execution of this Agreement, Indemnitee is agreeing to serve or to continue to serve as a director or officer of the Company.

NOW, THEREFORE, in consideration of the foregoing premises, Indemnitee’s willingness to serve or continue to serve as a director or officer of the Company, and the covenants contained in this Agreement, the Company and Indemnitee hereby covenant and agree as follows:

1.	Certain Definitions. For purposes of this Agreement:

(a) Affiliate shall mean any Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

(b) Change of Control shall mean the occurrence of any of the following events:

(i)  The acquisition after the Agreement Date by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (I), the following acquisitions shall not constitute a Change of Control: any acquisition directly from the Company or any  Subsidiary thereof; any acquisition by the Company or any Subsidiary thereof; any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary thereof; or any acquisition by any entity or its security holders pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below;

(ii)  Individuals who, as of the Agreement Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Agreement Date whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan or related trust) of the Company, or the corporation resulting from such Business Combination, beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were the members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) Claim shall mean any threatened, pending, or completed action, suit, or proceeding (including, without limitation, securities laws actions, suits, and proceedings and also any cross claim or counterclaim in any action, suit, or proceeding), whether civil, criminal, arbitral, administrative, or investigative in nature, or any inquiry or investigation (including discovery), whether conducted by the Company or another Person, that Indemnitee in good faith believes could reasonably be expected to lead to the institution of any action, suit, or proceeding.

(d) Expenses shall mean all costs, expenses (including attorneys’ and expert witnesses’ fees), and obligations paid or incurred in connection with investigating, defending, (including affirmative defenses and counterclaims), being a witness in, or participating in (including on appeal), or preparing to defend, be a witness in, or participate in, any Claim relating to any Indemnifiable Event.

(e) Indemnifiable Event shall mean any actual or alleged act, omission, statement, misstatement, event, or occurrence related to the fact that Indemnitee is or was a director, officer, agent, or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or by reason of an actual or alleged thing done or not done by Indemnitee in any such capacity, but shall exclude acts or omissions to the extent that they are finally determined by a court of competent jurisdiction (after exhaustion of all appeals) to have resulted from the intentional misconduct, fraud or a knowing violation of law by Indemnitee and if the same was material to the Claim relating to an Indemnifiable Event.  An Indemnifiable Event also shall include (I) any event or occurrence which relates to the business of the Company or any of its Subsidiaries or the operations thereof at any time prior to the time that Indemnitee became an officer or director of the Company and (ii) any alleged or actual material misrepresentations or omissions in any filings made by the Company with the Securities and Exchange Commission prior to the time that Indemnitee became an officer or director of the Company.  For purposes of this Agreement, the Company agrees that Indemnitee’s service on behalf of or with respect to any Subsidiary or employee benefit plan of the Company or any Subsidiary thereof shall be deemed to be at the request of the Company.

(f) Indemnifiable Liabilities shall mean all Expenses and all other liabilities, damages (including, without limitation, punitive, exemplary, and the multiplied portion of any damages), judgments, payments, fines, penalties, amounts paid in settlement, and awards paid or incurred that arise out of, or in any way relate to, any Indemnifiable Event.

(g) Person shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, or other form of business or legal entity or governmental entity.

(h) Potential Change of Control shall be deemed to have occurred if: (i) the

Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control, (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change of Control and the success and consummation of such intention reasonably appears to be more likely than not as determined by the Board in its sole discretion, or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred, except in each case for a transaction in which an Indemnitee is participating as an active principal and not solely as a result of such Indemnitee’s position as a director or officer.

(i) Reviewing Party shall mean a member or members of the Board who are not parties to the particular Claim for which Indemnitee is seeking indemnification or if a Change of Control has occurred or if there is a Potential Change of Control and Indemnitee so requests, or if the members of the Board so elect, or if all of the members of the Board are parties to such Claim, Special Counsel.

(j) Special Counsel shall mean special, independent legal counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and who has not otherwise performed material services for the Company or for Indemnitee within the last three years (other than as Special Counsel under this Agreement or similar agreements).

(k) Subsidiary shall mean, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

2.	Indemnification and Expense Advancement.

(a) The Company shall indemnify Indemnitee and hold Indemnitee harmless to the fullest extent permitted by law, as soon as practicable, but in no event later than 30 days after written demand is presented to the Company, from and against any and all Indemnifiable Liabilities.  Notwithstanding the foregoing, the obligations of the Company under this Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion in any case in which Special Counsel is involved) that Indemnitee is not permitted to be indemnified under applicable law.  Nothing contained in this Agreement shall require any determination under this Section 2(a) to be made by the Reviewing Party prior to the disposition or conclusion or the Claim against the Indemnitee.

(b) If so requested by Indemnitee, the Company shall advance to Indemnitee all reasonable expenses incurred by Indemnittee to the fullest extent permitted by law (or, if applicable, reimburse Indemnitee for any and all reasonable Expenses incurred by Indemnitee and previously paid by Indemnitee) within ten business days after such request (an “Expense Advance”) and delivery by Indemnitee of an undertaking to repay Expense Advances if and to the extent such undertaking is required by applicable law prior to the Company’s payment of Expense Advances.  The Company shall be obligated from time to time at the request of Indemnitee to make or pay an Expense Advance in advance of the final disposition or conclusion of any Claim.  In connection with any request for an Expense Advance, if requested by the Company, Indemnitee or Indemnitee’s counsel shall submit an affidavit stating that the

Expenses to which the Expense Advance relate are reasonable.  Any dispute as to the reasonableness of any Expense shall not delay an Expense Advance by the Company.  If, when, and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be indemnified with respect to a Claim under applicable law or the amount of the Expense Advance was not reasonable, the Company shall be entitled to be reimbursed by Indemnitee and Indemnitee hereby agrees to reimburse the Company without interest (which agreement shall be an unsecured obligation of Indemnitee) within sixty (60) days of the Company’s demand therefor for (x) all related Expense Advances theretofore made or paid by the Company in the event that it is determined that indemnification would not be permitted or (y) the excessive portion of any Expense Advances in the event that it is determined that such Expense Advances were unreasonable, in either case, if and to the extent such reimbursement is required by applicable law; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee could be indemnified under applicable law, or that the Expense Advances were reasonable, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law or that the Expenses Advances were unreasonable shall not be binding, and the Company shall be obligated to continue to make Expense Advances until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed), which determination shall be conclusive and binding.  If there has been a Potential Change of Control or a Change of Control, the Reviewing Party shall be advised by or shall be Special Counsel, if Indemnitee so requests.  If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively is not permitted to be indemnified in whole or part under applicable law or that any Expense Advances were unreasonable, Indemnitee shall have the right to commence litigation in any court in the states of California, Delaware or New York having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding.  Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c) Nothing in this Agreement, however, shall require the Company to indemnify Indemnitee with respect to any Claim initiated by Indemnitee, other than a Claim solely seeking enforcement of the Company’s indemnification obligations to Indemnitee or a Claim authorized by the Board.

3. Change of Control.    The Company agrees that, if there is a Potential Change of Control or a Change of Control and if Indemnitee requests in writing that Special Counsel be the Reviewing Party, then Special Counsel shall be the Reviewing Party.  In such a case, the Company agrees not to request or seek reimbursement from Indemnitee of any indemnification payment or Expense Advances unless Special Counsel has rendered its written opinion to the Company and Indemnitee: (i) that the Company was not or is not permitted under applicable law to pay Indemnitee and to allow Indemnitee to retain such indemnification payment or Expense Advances or (ii) that such Expense Advances were unreasonable.  However, if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee could be indemnified under applicable law or that the Expense Advances were reasonable, any determination made by Special Counsel that Indemnitee would not be permitted to be indemnified under applicable law or that the Expense Advances were unreasonable shall not be binding, and Indemnitee shall not be required to reimburse the Company for any Expense Advance, the Company shall be obligated to continue to make Expense Advances, until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed), which determination shall be conclusive and binding.  The Company agrees to pay the reasonable fees of Special Counsel and to indemnify Special Counsel against any and all expenses (including attorneys’ fees), claims, liabilities, and damages arising out of or relating to this Agreement or Special Counsel’s engagement pursuant hereto.

4. Establishment of Trust.  In the event of a Potential Change of Control or a Change of Control, the Company, upon written request by Indemnitee, shall create a trust for the benefit of Indemnitee (the “Trust”) and from time to time upon written request of Indemnitee shall fund the Trust in an amount equal to all Indemnifiable Liabilities reasonably anticipated at the time to be incurred in connection with any Claim.  The amount to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party.  The terms of the Trust shall provide that, upon a Change of Control: the Trust shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee, the trustee of the Trust shall advance, within ten business days of a request by Indemnitee, any and all reasonable Expenses to Indemnitee (and Indemnitee hereby agrees to reimburse the Trust under the circumstances in which would be required to reimburse the Company for Expense Advances under this Agreement), any required determination concerning the reasonableness of the Expenses to be made by the Reviewing Party, the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, the trustee of the Trust shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement, and all unexpended funds in the Trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement.  The trustee of the Trust shall be chosen by Indemnitee and shall be an institution that is not affiliated with Indemnitee.  Nothing in this Section 4 shall relieve the Company of any of its obligations under this Agreement.

5. Indemnification for Additional Expenses.  The Company shall indemnify Indemnitee against any and all costs and expenses (including attorneys’ and expert witnesses’ fees) and, if requested by Indemnitee, shall (within two business days of that request) advance those costs and expenses to Indemnitee that are incurred by Indemnitee if Indemnitee, whether by formal proceedings or through demand and negotiation without formal proceedings: (a) seeks to enforce Indemnitee’s rights under this Agreement; (b) seeks to enforce Indemnitee’s rights to expense advancement or indemnification under any other agreement or provision of the Company’s Certificate of Incorporation, as the same may have been amended from time to time (the “Certificate of Incorporation”), or the Company’s Bylaws (the “Bylaws”) now or hereafter in effect relating to Claims for Indemnifiable Events; or (c) seeks recovery under any directors’ and officers’ liability insurance policies maintained by the Company, in each case regardless of whether Indemnitee ultimately prevails; provided that a court of competent jurisdiction has not found Indemnitee's claim for indemnification or expense advancements under the foregoing clauses (a), (b) or (c) to be frivolous, presented for an improper purpose, without evidentiary support, or otherwise sanctionable under Federal Rule of Civil Procedure No. 11 or an analogous rule or law, or beyond the scope of indemnification permitted by the Delaware General Corporation Law, and provided, further, that if a court makes such a finding, Indemnitee shall reimburse the Company for all amounts previously advanced to Indemnitee pursuant to this Section 5.

6. Partial Indemnity.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some, but not all, of Indemnitee’s Indemnifiable Liabilities, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

7.	Contribution.

(a)  Contribution Payment. To the extent the indemnification provided for under any provision of this Agreement is determined (in the manner hereinabove provided) not to be permitted under applicable law, the Company, in lieu of indemnifying Indemnitee shall, to the extent permitted by law, contribute to the amount of any and all Indemnifiable Liabilities incurred or paid by Indemnitee for which such indemnification is not permitted.  The amount the Company contributes shall be in such proportion as is appropriate to reflect the relative fault of Indemnitee, on the one hand, and the Company and any and all other parties (including officers and directors of the Company other than Indemnitee) who may be at fault (collectively, including the Company, the “Third Parties”), on the other hand.

(b) Relative Fault.  The relative fault of the Third Parties and the Indemnitee shall be determined by reference to the relative fault of Indemnitee as determined by the court or other governmental agency or to the extent such court or other governmental agency does not apportion relative fault, by the Reviewing Party (which shall include Special Counsel) after giving effect to, among other things, the relative intent, knowledge, access to information, and opportunity to prevent or correct the relevant events, of each party, and other relevant equitable considerations.  The Company and Indemnitee agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 7(b).

8. No Presumption.  For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, or an entry of an order or probation prior to judgment shall not create a presumption (other than an presumption arising as a matter of law that the parties may not contractually agree to disregard) that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

9. Non-Exclusivity.  The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Bylaws or the Certificate of Incorporation or the Delaware General Corporation Law or otherwise.  To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Bylaws or the Certificate of Incorporation and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by that change.  Indemnitee’s rights under this Agreement shall not be diminished by any amendment to the Certificate of Incorporation or Bylaws, or of any other agreement or instrument to which Indemnitee is not a party, and shall not diminish any other rights that Indemnitee now or in the future has against the Company.

       10. Period of Limitations.  No action, lawsuit, or proceeding may be brought against Indemnitee or Indemnitee’s spouse, heirs, executors, or personal or legal representatives, nor may any cause of action be asserted in any such action, lawsuit, or proceeding, by or on behalf of the Company, after the expiration of two years after the statute of limitations commences with respect to Indemnitee’s act or omission that gave rise to the action, lawsuit, proceeding, or cause of action; provided, however, that if any shorter period of limitations is otherwise applicable to any such action, lawsuit, proceeding, or cause of action, the shorter period shall govern.

                11. Amendments.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  No waiver of any provision of this Agreement shall be effective unless in a writing signed by the party or parties granting the waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall that waiver constitute a continuing waiver.

               12. Other Sources.  Indemnitee shall not be required to exercise any rights that Indemnitee may have against any other Person (for example, under an insurance policy) before Indemnittee enforces his rights under this Agreement.  However, to the extent the Company actually indemnifies Indemnitee or advances him Expenses, the Company shall be subrogated to the rights of Indemnitee and shall be entitled to enforce any such rights which Indemnitee may have against third parties.  Indemnitee shall assist the Company in enforcing those rights if it pays his costs and expenses of doing so.  If Indemnitee is actually indemnified or advanced Expenses by any third party, then, for so long as Indemnitee is not required to disgorge the amounts so received, to that extent the Company shall be relieved of its obligation to indemnify Indemnitee or advance Indemnitee Expenses.

13. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by merger or consolidation), spouses, heirs, and personal and legal representatives.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or another enterprise at the Company’s request.

14. Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, that provision shall be fully severable; this Agreement shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

15. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of law.

16. Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Notices.  Whenever this Agreement requires or permits notice to be given by one party to the others, such notice must be in writing to be effective and shall be deemed delivered and received by the party to whom it is sent upon actual receipt (by any means) of such notice.  Receipt of a notice by the Secretary of the Company shall be deemed receipt of such notice by the Company.

18. Complete Agreement.  This Agreement constitutes the complete understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, other than any indemnification rights that Indemnitee may enjoy under the Certificate of Incorporation, the Bylaws, or the Delaware General Corporation Law.

19. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

GRAPHON CORPORATION

By: /s/ William Swain
       Name:  William Swain
       Title:  Secretary

INDEMNITEE:

/s/ Robert Dilworth
Robert Dilworth

Exhibit D

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following Agreement confirms certain terms of my employment with GraphOn Corporation (hereafter referred to as “the Company”), which is a material part of the consideration for my employment by the Company and the compensation received by me from the Company from time to time.  The headings contained in this Agreement are for convenience only, have no legal significance, and are not intended to change or limit this Agreement in any matter whatsoever.

A.           Definitions

1.           The “Company”

As used in this Agreement, the “Company” refers to GraphOn Corporation and each of its subsidiaries or affiliated companies.  I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for GraphOn Corporation or any other subsidiary or affiliated company of GraphOn Corporation.  Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from one subsidiary or affiliate of the Company to another.

2.           “Proprietary Information”

I understand that the Company possesses and will possess Proprietary Information which is important to its business.  For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.

“Proprietary Information” includes, but is not limited to information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, personnel information, terms of compensation and performance levels of Company employees, Company customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.

I understand that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.  At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

3.           “Company Documents and Materials”

I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business.  For purposes of this Agreement, “Company Documents and Materials” are documents or other media or tangible items that were generated by the Company and contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Documents and Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

B.           Assignment of Rights

All Proprietary Information and all patents, patent rights, patent applications, invention discoveries, copyrights, copyright applications, trade secrets, trade secret rights, trademarks, trademark rights, trade-applications and all other intellectual property or other rights anywhere in the world in connection therewith is and shall be the sole property of the Company.  I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.

C.           Maintenance and Return of Company Documents and Materials

I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.  All such records and all other Company Documents and Materials are and shall be the sole property of the Company at all times.

I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment.  I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

D.           Disclosure of Inventions to the Company

I will promptly disclose in writing to my immediate supervisor or to such other person designated by the Company all “Inventions,” which includes, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.

I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company.  Such disclosures shall be received by the Company in confidence.

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E.           Right to New Ideas

1.           Assignment of Inventions to the Company

I agree that all Inventions which I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code or any like statute of any other state.  I shall advise the Company promptly in writing of any Inventions that I believe meet the criteria in Section 2870 and the Company shall have the opportunity to respond in writing as to whether it agrees with such conclusions.  Section 2870 provides as follows:

a.           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)           Result from any work performed by the employee for his employer.

b.           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870.

2.           Works Made for Hire

The Company shall be the sole owner of all patents, patent rights, patent applications, invention disclosures, copyrights, copyright applications, trade secrets, trade secret rights, trademarks, trademark rights, trademark applications and all other intellectual property or other rights in connection with Inventions.  I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions.  If in the course of my employment with the Company, I incorporate into a Company product, process or machine a prior Invention owned by me or in which I have interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

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3.           Cooperation

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, patent applications, invention disclosures, copyrights, copyright applications, trade secrets, trade secret rights, trademarks, trademark rights, trademark applications or any other rights in connection with such Inventions and improvements thereto in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection 3, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

4.           Assignment or Waiver of Moral Rights

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

5.           List of Inventions

I have attached hereto as Exhibit A a complete list of all inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete at the time of my signing this Agreement.  If no such list is attached to this Agreement, I represent that I have no such inventions or improvements at the time of my signing this Agreement.

F.           Non-Solicitation of Company Employees

During the term of my employment and for one (1) year thereafter, I will not directly or indirectly encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other company.  As part of this restriction, I will not interview or provide any input to any third party regarding any such person during the period in question.  However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

G.           No Disparagement or Interference.

During the term of my employment and for any period following the termination of my employment with the Company for any reason, I agree that I will not disparage the Company or its business, customers, products, or services, nor will I interfere with the Company’s relationships with its

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customers, employees, vendors, bankers, or any other person or entity with whom the Company has an established or prospective business relationship.  However, I understand that nothing in this Section G will supercede any legal rights I might otherwise have under applicable law.

H.           Company Authorization for Publication

Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review.  Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions.  I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

I.           Duty of Loyalty

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or plans to become involved in, or becomes involved during the term of my employment, nor will I assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  I agree that, during the term of my employment with the Company, I will not accept or perform any outside consulting work or employment without first reporting the nature of and proposed time commitment to any such proposed employment or outside consulting work and obtaining prior written consent from the Company.

J.           Former Employer Information

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others.  I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company.  I further agree to conform to the rules and regulations of the Company.

K.           At-Will Employment

I agree and understand that employment with the Company is “at-will,” meaning that it is not for any specified period of time and can be terminated by me or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  I understand and acknowledge that in the event that my employment is terminated by me or by the Company for any reason, I will be entitled to no continuation of salary, benefits or stock or option vesting.  I agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at-will by the Company.  I understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of my employment with the Company.

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I understand and agree that this Agreement is the complete agreement between the Company and me regarding the nature of my employment with the Company.  I also understand and agree that the at-will nature of employment with the Company can only be changed by the Company President in an express writing signed and dated by him or her and by me.

L.           Equitable Relief; Cumulative Remedies.

I acknowledge that all Proprietary Information is owned solely by the Company and that any breach of the covenants and agreements set forth in this Agreement related to the same, including, without limitation, those covenants and agreements set forth in Sections A, B, C, D and F herein would cause irreparable harm and significant injury which may not be adequately compensable by the award or payment of monetary damages.  Accordingly, I agree that the Company may file an action in any applicable court for all claims for equitable relief, including, but not limited to, the breach any of such covenants and agreements and that Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  I further agree that no bond or other security shall be required in obtaining such equitable relief, and I hereby consent to the issuance of such injunction and to the ordering of specific performance.  Nothing in this Section shall be construed to limit the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of monetary damages from me, such as in court proceedings contemplated by this Section.

M.           Severability

I agree that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

N.           Authorization to Notify New Employer

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

O.           Entire Agreement

This Agreement and my offer letter set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects.  I understand and acknowledge that, except as set forth in this Agreement and in the offer letter from the Company to me, (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company.  No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by a duly-authorized officer of the Company and me.  I understand and agree that any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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P.           Effective Date

This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

Q.           Governing Law

Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

________08/03/06_______________                                                                           ____/s/ Robert P Dilworth___________________
Date                                                                                                                                          Employee Signature

_Robert P Dilworth____________________________
Employee Name (Please Print)

GRAPHON CORPORATION

By: __Garth Gregson________________________
Name: Garth Gregson
Title:  Accounting Manager

09/01/06
______________________________
Date

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EXHIBIT A

1.
The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

_ __	No inventions or improvements.

____	See below: Any and all inventions regarding:

____	Additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer:

____	No materials or documents

____	See below:

___________________                                                                ___________________________
Date                                                                Employee Signature

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